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EXHIBIT (p)(6)

                     CODE OF ETHICS OF SCOTT & STRINGFELLOW

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                              SCOTT & STRINGFELLOW
                                 CODE OF ETHICS
                          GOVERNING THE CONDUCT OF ITS
                           INVESTMENT ADVISORY SERVICE
                             TO INVESTMENT COMPANIES

STATEMENT OF GENERAL PRINCIPLES

It is the policy of Scott & Stringfellow that every Access Person(1) should (1) at all times place the interests of the shareholder first; (2) conduct all personal securities transactions in a manner that is consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) adhere to the fundamental standard that Scott & Stringfellow personnel should not take inappropriate advantage of their positions.

It is the policy of Scott & Stringfellow that all officers and employees will abide by all applicable laws, regulations, rulings, orders, and policy statements and other similar provisions, which govern the operation of Scott & Stringfellow. Scott & Stringfellow will not tolerate any violation or intent to violate either the letter or spirit of such provisions.

GOVERNING STANDARDS

This Code of Ethics shall be governed by Rule 17j-1 under the Investment Company Act of 1940.

Each Access Person shall not in the connection with the purchase or sale by such person of a security "held or to be acquired" by any Advisory Client* commit the following:

1)       Employ a device, scheme, or artifice to defraud the Advisory Client;

2) Make to the Advisory Client, or Scott & Stringfellow, any untrue statement of a material fact or omit to state to the Advisory Client, or Scott & Stringfellow, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3) Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisory Client; or

4)       Engage in any manipulative practice with respect to the Advisory
         Client.

A security is "held or to be acquired" if within the most recent 15 days it (1) is or has been held by an Advisory Client, or (2) is being or has been considered by an Advisory Client, or the investment adviser for an Advisory Client (Scott & Stringfellow) for purchase by an Advisory Client. A purchase or sale includes the writing of an option to purchase or sell.

SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTMENT ACTIVITIES

1.       Initial Public Offerings

         Portfolio Managers and other Investment Personnel are prohibited from acquiring any security in an initial public offering.

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(1) PORTFOLIO MANAGERS of an Advisory Client have the responsibility and authority either individually, or as part of a team, to make decisions about that particular Advisory Client's investments. INVESTMENT PERSONNEL include portfolio managers, as well as analysts and traders who provide information and advice to a portfolio manager or who help execute a portfolio manager's decisions. An ACCESS PERSON is any director or officer or other employee of Scott & Stringfellow who, with respect to any Advisory Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by Scott & Stringfellow to any Advisory Client. The definition of ACCESS PERSON includes PORTFOLIO MANAGERS and INVESTMENT PERSONNEL.

* ADVISORY CLIENT means any client (including mutual funds, closed-end funds and separate accounts) for which Scott & Stringfellow serves as an investment adviser, to whom it renders investment advice or for whom it makes investment decisions.

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2.       Private Placement

         Portfolio Managers and other Investment Personnel shall, when purchasing securities in a private placement:

         A. Obtain the prior written approval of the Compliance Department and Advisory Client Counsel.

         B. Disclose the Investment when they are involved in any subsequent decision to invest in the issuer on behalf of an Advisory Client, and refer the decision to purchase securities of the issuer to the Chief Investment Officer (or his designee).

3.       Blackout Periods

         A.       Same Day

                  All Access Persons are prohibited from executing a securities transaction on a day when an Advisory Client has a pending "buy" or "sell" order in the same security until that order is executed or withdrawn. Any profits realized on trades within the proscribed periods will be disgorged.

         B.       Four Day

                  Portfolio Managers are prohibited from buying or selling a security within at least four (4) calendar days before and after the Advisory Client he or she manages trades in that security. Any profits realized on trades within the proscribed periods will be disgorged.

4.       Ban on Short-Term Trading Profits

         Portfolio Managers and other Investment Personnel are prohibited from profiting in the purchase and sale, or the sale and purchase, of the same (or equivalent) securities within 30 calendar days. Any profits realized on trades within the proscribed periods will be disgorged.(2)

5.       Gifts

         Portfolio Managers and other Investment Personnel are prohibited from receiving any gift or other thing of more than $100 value from any person or entity that does business with or on behalf of an Advisory Client.

6.       Service as a Director

         Portfolio Mangers and other Investment Personnel are prohibited from serving on the board of directors of publicly traded companies, without prior authorization from the Compliance Department.

DISCLOSURE AND REPORTING REQUIREMENTS

1.       Preclearance

         All Access Persons are required to preclear all transactions in securities in which the person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership(3) ("Personal Securities") with the Compliance Department. The preclearance requirement shall not apply to purchases that are made solely with the dividend proceeds received in a dividend reinvestment plan.

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(2) Note: This prohibition applies regardless of portfolio holdings or securities transactions of an Advisory Client.

(3) Beneficial ownership of a security is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contact, understanding, relationship agreement or other arrangement, he obtains from such ownership. He should also consider himself the beneficial owner of securities if he can invest or revest title in himself now or in the future.

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2.       Records of Securities Transactions

         All Access Persons are required to direct their brokers to provide the Compliance Department, on a timely basis, duplicate copies of confirmations of all reportable Personal Securities transactions and copies of periodic statements for all securities accounts. Reportable transactions do not include (1) securities issued or guaranteed by the United States Government, its agencies or instrumentalities; (2) bankers acceptances; (3) bank certificates of deposit; (4) commercial paper; (5) high-quality short-term debt instruments, including repurchase agreements; and (6) other than funds for which Scott & Stringfellow provides advisory services ("Sub-Advisory Funds), shares of registered open-end investment companies.

         Reportable transactions in Sub-Advisory Funds include the purchase or sale of shares of Sub-advisory Funds in a brokerage account, 401(k) account, or any other investment account. All other restrictions, preclearance, and disclosure requirements under the Code are applicable to shares of Sub-Advisory Funds as a reportable security. Purchases made according to an automatic investment plan, regular employer and employee contributions to a 401 (k) account, and money market fund transactions are exempt from the preclearance requirement.

3.       Disclosure of Personal Holdings

         All Access Persons are required to disclose all reportable Personal Securities holdings at commencement of employment and thereafter on an annual basis.

4.       Disclosure of Personal Brokerage Accounts

         All Access Persons are required to disclose the name of any broker, dealer or bank maintaining an account in which any security was held for the direct or indirect benefit of the Access Person as of the date of employment. All Access Persons are also required to report, on a quarterly basis, any new account established with a broker, dealer or bank in which any security was transacted or held for the direct or indirect benefit of such person.

4.       Certification of Compliance with Code of Ethics

         All Access Persons are required to certify annually that they have read and understand the Code of Ethics. They must further certify that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all Personal Securities transactions required to be disclosed or reported.

COMPLIANCE PROCEDURES

In order to provide Scott & Stringfellow with information to enable it to determine with reasonable assurance whether the provisions of the Code of Ethics are being observed by Portfolio Managers, Investment Personnel and Access
Persons:

1. The Director of Investment Compliance shall notify all Access Persons of the reporting requirements of the Code of Ethics and shall deliver a copy of the Code to each person.

2. Each Access Person shall submit to the Director of Investment Compliance on an annual basis, an Annual Certification of Compliance with the Code of Ethics as prescribed in Exhibit A. The annual certification shall be filed with the Director of Investment Compliance within ten (10) calendar days after year-end.

3. Each Access Person shall submit to the Director of Investment Compliance upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in Exhibit B, Personal Securities Initial and Annual Holdings Report. The annual report shall be filed with the Director of Investment Compliance within ten (10) calendar days after year-end, and shall be current as of a date no more than thirty (30) days before the report is submitted. Both the initial and annual holdings shall report any securities accounts (including exempt securities) maintained.

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4.       Each Access Person shall submit to the Director of Investment
         Compliance on a quarterly basis, reports in the form prescribed in Exhibit C, Personal Securities Transactions. This report shall also contain disclosure of any securities account(s) established during the quarter. The quarterly reports shall be filed with the Director of Investment Compliance within ten (10) calendar days after quarter-end.

5. Decisions regarding the preclearance of all securities transactions for Access Persons shall be documented in writing by the Director of Investment Compliance or Advisory Client Counsel. All Access Persons shall make arrangements with their broker to provide the Director of Investment Compliance, on a timely basis, with copies of confirmations of all reportable Personal Securities transactions and copies of periodic statements for all securities accounts.

6. Each report submitted under the Code shall be reviewed by the Director of Investment Compliance on a quarterly basis. The results of the review shall be reported to the Board of Directors of Scott & Stringfellow at their next meeting following receipt of the quarterly and/or annual reports.

7. Any suspected inappropriate trading will be investigated immediately upon its detection, and the management staff of Scott & Stringfellow will determine whether the policies established in the Code of Ethics have been violated, and what sanctions, if any, should be imposed. Any disciplinary actions taken during the quarter, and their related circumstances, shall be reported to the Board of Directors of Scott & Stringfellow at their next meeting. The Board of Directors of Scott & Stringfellow shall review the operation of this policy at least annually or as dictated by changes in applicable securities regulations.

8. Scott & Stringfellow shall annually prepare a written report to be presented to the Board of each Advisory Client for which it is Investment Adviser detailing any violations of the Code of Ethics. A certification shall also be provided that Scott & Stringfellow has adopted procedures reasonably necessary to prevent all Access Persons from violating its Code of Ethics.

9. This Code of Ethics, a copy of each Personal Securities Holding Report and Personal Securities Transactions Report by the parties covered in the Code, any written report prepared by the Director of Investment Compliance, and lists of all persons required to make reports shall be preserved with Scott & Stringfellow for the period required by Rule 17j-1 under the Investment Company Act of 1940.

Adopted __________________________

                                                     The Board of Directors
                                                     Scott & Stringfellow

                                                     s/s Merlin T. Grim
                                                     Secretary